Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS AWARDED PATENT EXTENDING

PROTECTION OF THE PV-10 MANUFACTURING PROCESS

KNOXVILLE, TN, March 1, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that it has received a patent from the U.S. Patent and Trademark Office, U.S. Patent No. 9,273,022. The patent extends the scope of protection of the manufacturing process conferred initially by U.S. Patent No. 8,530,675, issued in 2013, to include coverage of the use of an alternative raw material in manufacturing the active ingredient (API) in PV-10.

Provectus believes that this patent, wholly owned by Provectus and conferring coverage to at least 2031, will provide further protection around the proposed commercial process for manufacturing PV-10. Investigational drug product generated using this proprietary technology is being used in all ongoing clinical trials of PV-10, including the pivotal phase 3 trial in melanoma (NCT02288897).

Provectus’ efforts to bring this process development to fruition were supported by Cambrex Charles City, Inc., a subsidiary of Cambrex Corporation (NYSE:CBM, www.cambrex.com), a life sciences company that provides products and services that accelerate and improve the development and commercialization of new and generic therapeutics.

Dr. Eric Wachter, CTO of Provectus, noted, “It is a pleasure to have Cambrex team members as co-inventors on this process patent. Although the scientists and engineers working behind the scenes aren’t always visible to patients or shareholders, these professionals work tirelessly to enable manufacturing the active ingredient in PV-10 on a commercial scale. Chemistry, Manufacturing and Controls (CMC) is a critical part of any investigational new drug (IND) application and subsequent new drug application (NDA), and this aspect of our PV-10 submission is built on a firm foundation, due in no small part to the efforts of the Cambrex team.”

Dr. Kurt Kiewel, Director of R&D at Cambrex Charles City, said, “We feel fortunate to bring the depth of our experience in custom development and API manufacturing to support promising investigational products like PV-10. It has been our pleasure to work with the innovative scientists at Provectus to help advance this potential new cancer treatment toward the market.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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